EHEALTH, INC.
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (the “Agreement”) is entered into effective as of August 4, 2025 (the “Effective Date”) by and between eHealth, Inc. (together with its subsidiaries, the “Company”) and Derrick Duke (“Executive”).
1.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as each such term is defined in Section 4 below), at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
2.Severance Benefits.
(a)Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason. If (i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than “Cause” (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company in a form substantially similar to that attached hereto as Exhibit A (the “Release”) (which such form is subject to good faith modification by the Company to comply with and be fully enforceable under applicable law, or to reflect applicable legal changes, Executive’s relocation to another jurisdiction, Executive’s separation in connection with a group termination event, Executive’s agreements and compensatory arrangements then in existence, or other similar circumstances as may reasonably be considered by the Company) and on the terms set forth in Section 2(g)(v) (the “Release Requirement”), then Executive shall receive the following severance benefits from the Company:
(i)Severance Payment. Executive shall receive a single lump-sum cash severance payment (less applicable withholding taxes) in an amount equal to the sum of (A) twenty-four (24) months of Executive’s then current annual base salary and (B) any earned but unpaid annual bonus with respect to the prior year, based on actual performance.
(ii)Bonus. Executive shall receive a pro-rated target annual bonus for the year in which the termination occurs, payable at the same time as the severance payment set forth above in Section 2(a)(i). In addition, if actual performance for the year exceeds target and the date of Executive’s termination is July 1 or later, then the Company shall pay Executive the remainder of Executive’s target annual bonus for such year (less deductions and withholdings), to be paid, subject to Section 2(g), upon the
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earlier of (i) when bonuses are paid to other executives, or (ii) March 15 of the year following the year of Executive’s termination of employment.
(iii)COBRA. Subject to Executive timely electing continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), Executive shall receive one-hundred percent (100%) Company-paid group health, dental and vision coverage (the “Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to the termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (i) eighteen (18) months following the date of termination, or (ii) the date upon which Executive and his or her dependents become covered under another employer’s group health, dental and vision plans that provide Executive and his or her dependents with comparable benefits and levels of coverage (such earlier date, the “COBRA Termination Date”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the Company-Paid Coverage without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s (and Executive’s dependents’, as applicable) group health, dental and vision coverage in effect on the date of Executive’s employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made to Executive regardless of whether Executive elects COBRA continuation coverage and shall end on the COBRA Termination Date.
(iv)Equity Award Vesting. Executive will be granted twelve (12) additional months of vesting credit, with respect to the Initial RSU Award (with such vesting being calculated as if the award had been subject to monthly vesting). In addition, in the case of a resignation for Good Reason, Executive will be granted twelve (12) additional months of vesting credit with respect to other outstanding and unvested time-based equity awards (with such vesting being calculated as if the award had been subject to monthly vesting). Any PSUs subject to the Initial PSU Award that have satisfied the applicable performance metrics, but for which the service-based vesting had not yet been satisfied will also vest and the remainder of the PSUs that have not satisfied the stock price goals will terminate and be cancelled for no consideration. All other performance-based equity awards with respect to which performance goals have been achieved but which remain subject to time-based vesting will also vest and the remainder of such performance-based equity awards that have not satisfied the performance goals as of the date of termination will terminate and be cancelled for no consideration.
(b)Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason During the One-Year Period Following a Change in Control. If (i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than “Cause” (as
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defined herein) during the one-year period following a Change in Control, then, subject to satisfaction of the Release Requirement, Executive shall receive the following severance benefits from the Company:
(i)Severance Payment. Executive shall receive a single lump-sum cash severance payment (less applicable withholding taxes) equal to the sum of (A) twenty-four (24) months of Executive’s base salary, (B) two times Executive’s then-current target annual bonus and (C) any earned but unpaid annual with respect to the prior year, based on actual performance.
(ii)COBRA. Executive shall receive the Company-Paid Coverage described in Section 2(a)(iii) above subject to and on the terms set forth in such Section.
(iii)Equity Award Vesting. One hundred percent (100%) of Executive’s then-outstanding and unvested time-based equity awards (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units or otherwise) shall become vested. Any PSUs subject to the Initial PSU Award that have satisfied the applicable performance metrics (including in connection with the Change in Control), but for which the service-based vesting had not yet been satisfied will also vest and the remainder of the PSUs subject to the Initial PSU Award that have not satisfied the applicable performance metrics will terminate and be cancelled for no consideration. All other performance-based equity awards with respect to which performance goals have been achieved but which remain subject to time-based vesting will also vest and the remainder of such performance-based equity awards that have not satisfied the performance goals as of the date of termination will terminate and be cancelled for no consideration. Equity awards that vest pursuant to this Section shall otherwise remain subject to the terms and conditions of the applicable equity incentive plan and the award agreements pursuant to which the time-based equity awards were granted.
(c)Death or Disability. If Executive’s employment with the Company terminates due to Executive’s death or Disability (as defined herein), then, subject to satisfaction of the Release Requirement, Executive (or Executive’s estate, if applicable) will receive (a) a pro-rated target annual bonus for the year in which the termination occurs to the extent performance goals are actually met; and (b) any other earned but unpaid annual bonus with respect to the prior year, based on actual performance, in each case to be paid, subject to Section 2(g), upon the earlier of (i) when bonuses are paid to other executives, or (ii) March 15 of the year following the year of Executive’s termination of employment.
(d)Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive other than for Good Reason, or (ii) for Cause by the Company, then Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
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(e)Accrued Amounts. In addition to what Executive is entitled pursuant to the applicable foregoing provisions of this Section 2, upon the termination of Executive’s employment with the Company for any reason, Executive (or Executive’s estate, as applicable) shall be entitled to all Accrued Amounts. As used herein, “Accrued Amounts” means (i) all earned but unpaid base salary and accrued paid time off through the effective date of such termination, (ii) reimbursement of expenses incurred by Executive through the effective date of termination which are reimbursable pursuant to the Company’s reimbursement policies, and (iii) Executive’s Initial RSU Awards to the extent vested as of the effective date of such termination.
(f)Exclusive Remedy. The provisions of this Section 2 are intended to be and are Executive’s exclusive rights to severance payments and benefits in the event of termination of service. The parties hereto agree that nothing herein is intended to result in duplication of severance or any other benefits.
(g)Code Section 409A.
(i)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 2(g)(ii) below, and consequently shall be paid to Executive promptly following termination as otherwise required by this Agreement.
(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s separation from service (as such term is defined in Section 409A), then the cash severance benefits payable to Executive under this Agreement along with any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are otherwise due to Executive on or within the six (6) month period following Executive’s separation from service shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation from service, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.
(iii)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as
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defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 2(g)(ii) above. For purposes of this Section 2(g), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-l(b)(9)(iii)(A)(l); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated. No severance or other payments or benefits otherwise payable to Executive upon a termination of employment under this Agreement or otherwise will be payable until Executive has a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder.
(iv)It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.
(v)Notwithstanding any other provisions of this Agreement, Executive’s receipt of severance payments and benefits under Section 2(a) or Section 2(b) of this Agreement is conditioned upon Executive (or in the event of Executive’s death, the legal representative of Executive’s estate) signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following Executive’s termination of employment (the “Release Period”); it being understood that the Company must timely pay Executive all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive in order for Executive to agree to Section 3 of the Release. No severance will be paid or provided unless the Release becomes effective during the Release Period. Any severance payments to which Executive is entitled under this Agreement shall be paid by the Company to Executive in cash and in full arrears on the date on which the Release becomes effective or such later date as is required to comply with Section 409A; provided however, that if the Release Period straddles two calendar years, the severance payments to which Executive is entitled under this Agreement shall be paid on the latest of (A) the date on which the Release becomes effective, (B) the first business day of the calendar year following the year in which Executive terminates employment with the Company or (C) such later date as is required to comply with Section 409A. In addition and notwithstanding any other provisions of this Agreement, Executive’s receipt of severance payments and benefits under Section 2(a) or Section 2(b) of this Agreement also is conditioned upon Executive timely resigning from all positions Executive may hold with the Company (including, but not limited to, as a member of the Board) and any of its subsidiaries or affiliated entities at such time.
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(vi)With respect to reimbursements or in-kind benefits provided to Executive hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of Executive’s taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (B) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
3.Golden Parachute Excise Tax Best Results. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.
The Company shall appoint a nationally recognized accounting firm or consulting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting or consulting firm required to be made hereunder.
The accounting or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting or consulting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith
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determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
4.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Board of Directors. “Board” or “Board of Directors” shall mean the Board of Directors of the Company.
(b)Cause. “Cause” shall mean (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof, (iii) Executive’s continued failure to perform lawfully assigned duties for thirty (30) days after receiving written notification from the Company, (iv) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company, or (v) any other intentional misconduct by Executive that adversely affects the business of the Company in a material manner, in all cases (other than in the case of clause (ii)) after having been provided with written notice and a fourteen (14)-day opportunity to cure (if the Board determines a cure to be possible) and to be heard by the Board with Executive’s counsel present.
(c)Change in Control. “Change in Control” means the occurrence of any of the following, in one or a series of related transactions:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iii)The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
(d)Disability. “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less
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than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.
(e)Good Reason. “Good Reason” means any of the following is undertaken by the Company (or its acquirer) without Executive’s express written consent: (i) a reduction in Executive’s title, (ii) a material reduction of Executive’s duties, authority or responsibilities (including but not limited to a material reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity such that Executive is no longer the Chief Executive Officer of a publicly-traded company); (iii) any material (at least ten percent (10%)) reduction of Executive’s base salary or potential target bonus (other than a proportionate reduction in Executive’s base salary or potential bonus that affects all senior management of the Company); (iv) a material change in the geographic location at which Executive must perform services; provided that in no instance will the relocation of Executive to a facility or location of thirty-five (35) miles or less from Executive’s then current office location (or one of Executive’s then-current office locations, if applicable) be deemed material for purposes of this Agreement; (v) failure of a successor to the Company to assume this Agreement; or (vi) prior to a Change of Control (and, following a Change of Control if the Company’s Board exists following such Change of Control) Executive’s position as a member of the Board terminates as a result of the Board’s failing to nominate him for election or re-election thereto; provided, however, that Good Reason shall not exist unless Executive has provided written notice to the Board of Directors of the purported grounds for the Good Reason within sixty (60) days of its initial existence and the Company has been provided at least thirty (30) days to remedy the condition; and provided, further that Executive resigns his or her employment within ninety (90) days after Executive’s provision of such notice to the Board of Directors.
(f)Initial RSU Award. “Initial RSU Award” means that certain grant of Company time-based restricted stock units granted to Executive as described in the Offer Letter.
(g)Initial PSU Award. “Initial PSU Award” means that certain grant of Company performance-based restricted stock units (“PSUs”) granted to Executive as described in the Offer Letter.
(h)Offer Letter. “Offer Letter” means that certain offer letter entered into between Executive and eHealthInsurance Services, Inc.
5.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.
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(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, (e) upon transmission, if sent by email, and shall be addressed (i) if to Executive, at his or her last known residential address or email address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
7.Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 6 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.
8.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement represents the entire agreement between Executive and the Company regarding Executive’s severance agreement with the Company, and
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supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied), of the parties with respect to the subject matter hereof.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the Effective Date.

COMPANY

EHEALTH, INC.

By: /s/ Gavin Galimi
Gavin Galimi
SVP, General Counsel

By: /s/ Derrick Duke
Name: Derrick Duke

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EXHIBIT A

RELEASE OF CLAIMS
THIS RELEASE OF CLAIMS (“Agreement”) is made by and between eHealth, Inc. (together with its subsidiaries, the “Company”) and Derrick Duke (“Executive”).
WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Severance Agreement by and between Company and Executive (the “Severance Agreement”).
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1.Termination. Executive’s employment from the Company terminated on ___________________________.
2.Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement between Executive and the Company (the “Confidentiality Agreement”). Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned to the Company all Company property, Company confidential and proprietary information, login credentials used in performing services for the Company, items developed or obtained by Executive in connection with Executive’s employment with the Company, and all other items belonging to the Company.
3.Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.
4.Release of Claims. Except as set forth in the last paragraph of this Section 4, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself or herself, and Executive’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (collectively, the “Released Parties”), from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the date Executive signs this Agreement including, without limitation,
(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
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(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, the Age Discrimination in Employment Act of 1967 (ADEA), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act (ERISA), the Americans with Disabilities Act, the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Overtime Law, the Massachusetts Minimum Fair Wages Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, the Massachusetts Earned Sick Time Law, the anti-discrimination provisions of the Massachusetts Paid Family and Medical Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the West Virginia Human Rights Act, the Texas Payday Act, the Texas Workers’ Compensation Act, Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act), the Minnesota Human Rights Act, any amendments to any of the foregoing, and any other federal, state, or local law, rule, ordinance, or regulation;
(e)any and all claims for violation of the federal, or any state, constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary or directors & officers insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
The release contained in this section does not apply to (a) the Company’s expense reimbursement policies, (b) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date this Agreement is signed, and (c) any claims that the controlling law clearly states may not be released by private agreement, which include claims for unemployment and/or workers’ compensation benefits.
5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he or she is waiving and releasing any rights he or she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement, and Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he or she has been advised by this writing that (a) he or she
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should consult with an attorney prior to executing this Agreement, and is hereby advised to do so; (b) he or she has at least twenty-one (21) days within which to consider this Agreement; (c) he or she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Any revocation should be in writing and delivered to the Chief People Officer at the Company by the seventh day after the date that Executive signs this Agreement.
6.Release of Unknown Claims. Executive waives all rights under California Civil Code 1542, below, which provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Executive also releases and waives any rights he or she may have under any statute or common law principles of similar effect, including but not limited to Montana Code Annotated Section 28-1-1602, North Dakota Century Code Section 9-13-02, and South Dakota Codified Laws Section 20-7-11.
7.No Pending or Future Lawsuits. Executive represents that he or she has no lawsuits, claims, or actions pending in his or her name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive further represents that he or she has (i) reported to the Company any and all work-related injuries or occupational disease incurred by Executive during his or her employment by the Company; (ii) been properly provided any leave requested because of Executive’s or a family member’s health condition or military service and, that Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of any Released Party; and (v) not raised a claim, including but not limited to, unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; failure to prevent an act of workplace harassment or discrimination; or retaliation in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process, involving the Company or any other Released Party.
8.No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
9.No Cooperation. Subject to the “Protected Activity Not Prohibited” section below, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver
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in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.
10.Protected Activity Not Prohibited. Nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision): (i) waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct, alleged unlawful employment practices regarding the Company, or alleged sexual harassment, on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (ii) shall have the purpose or effect of requiring Executive to conceal the details relating to any claim of discrimination, harassment, or retaliation, abuse, assault, or other criminal conduct; (iii) limits or affects Executive’s right to challenge the validity of this Agreement under the ADEA or the OWBPA; (iv) prevents Executive from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration; or (v) precludes Executive from exercising his or her rights under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees, non-employees and entities, although by signing this Agreement Executive waives the right to recover any individual relief (including any back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited. Additionally, nothing in this Agreement constitutes a waiver of any rights Executive may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act.
11.Breach. Executive acknowledges and agrees that any material breach of this Agreement (unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA) or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration that is contingent on Executive’s execution and non-revocation of this Agreement and to obtain damages, except as provided by law; provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid, and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement.
12.Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
13.Authority. Executive represents and warrants that he or she has the capacity to act on his or her own behalf and on behalf of all who might claim through him or her to bind them to the terms and conditions of this Agreement.
14.No Representations. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
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15.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
16.Entire Agreement. This Agreement, along with the Severance Agreement, the Confidentiality Agreement, and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning the subject matter hereof and Executive’s separation from the Company.
17.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.
18.Governing Law. This Agreement shall be governed by the laws of the same state in which Executive is or was last employed by the Company, without regard for choice of law provisions.
19.Effective Date. This Agreement is effective on the eighth (8th) day after it has been signed by both Parties, provided it has not been revoked by Executive prior to such date in accordance with the “Acknowledgement of Waiver of Claims under ADEA” section above. Notwithstanding the foregoing, if Executive has been employed by the Company in Minnesota at any time during Executive’s employment with the Company, this Agreement is effective on the sixteenth (16th) day after it has been signed by both parties, provided it has not been revoked by Executive in accordance with the following: Executive has fifteen (15) days after signing this Agreement to revoke it, which such revocation must be accomplished by a written notification to the Company’s Chief People Officer delivered to the Company (i) by certified mail return receipt requested, properly addressed to the Company’s Chief People Officer, and postmarked within the 15-day revocation period or (ii) by hand.
20.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
21.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a)They have read this Agreement;
(b)They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)They understand the terms and consequences of this Agreement and of the releases it contains;
(d)They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EHEALTH, INC.

Dated:	By:
Beth A. Brooke, Chair of the Board

Dated:
Derrick Duke

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